EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AZURRX BIOPHARMA, INC.

AzurRx BioPharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is AzurRx BioPharma, Inc. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on July 13, 2016.

SECOND: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 13, 2016, and has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

RESOLVED, that, upon effectiveness of this Certificate of Amendment, the Amended and Restated Certificate of Incorporation as presently in effect be, and the same hereby is, amended to amend Article FIRST in its entirety as follows:

The name of the Corporation is First Wave BioPharma, Inc. (hereinafter called the “Corporation”).

The Certificate of Amendment to the Amended and Restated Certificate of Incorporation so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Amended and Restated Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer as of this 21st day of September, 2021.

/s/ James Sapirstein
James Sapirstein
President and Chief Executive Officer